Exhibit 99.1

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of January 31, 2020 (this “Agreement”), is entered into by and between INSPIRED ENTERTAINMENT, INC., a Delaware corporation (the “Company”), and A. LORNE WEIL (the “Executive”).

WHEREAS, the Company and the Executive are parties to a certain Employment Agreement dated January 16, 2017, as amended by a letter agreement between the Company and the Executive dated August 24, 2018 (the January 16, 2017 employment agreement, as amended, the “Prior Agreement”);and

WHEREAS, the Executive served as Chairman of the Board and Chief Executive Officer of the Company from 2014 until December 2016 without receiving any cash or non-cash compensation for services rendered to the Company, and funded a significant portion of the operations of the Company from his personal resources; and

WHEREAS, the Executive has, since December 2016, served as Executive Chairman of the Company; and

WHEREAS, following the departure of the Company’s former Chief Executive Officer in May 2018, the Executive has been responsible for operational control of the Company and has served as its senior executive officer; and

WHEREAS, through the efforts of the Executive, the Company has significantly expanded its business and has recently completed a transformational acquisition; and

WHEREAS, the Company and the Executive have determined, subject to the terms and conditions set forth herein, to terminate the Prior Agreement and to enter into this Agreement, and desire to set forth the terms and conditions pursuant to which the Executive will be employed by the Company;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Executive, intending to be legally bound, hereby agree as follows, effective January 1, 2020 (such date, the “Commencement Date”):

1.	EMPLOYMENT AND DIRECTORSHIP. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, on and subject to the terms and conditions set forth in this Agreement. In addition, the Executive shall continue to serve as a member of the Board, and shall be nominated for re-election to the Board during the term of this Agreement, subject to the Board’s fiduciary duties.

2.	COMMENCEMENT AND TERM. The Executive’s employment with the Company under this Agreement shall begin on the Commencement Date and shall (subject to Section 13 hereof) be for a period of five years, terminating on December 31, 2024 (the “Contract Termination Date”).

3.	OBLIGATIONS DURING EMPLOYMENT.

a.	During his employment, the Executive shall:

i.	serve the Company to the best of his ability in the capacity of its Executive Chairman, the highest ranking executive of the Company, and, so long as the Company shall maintain an Office of Executive Chairman (“OEC”), shall serve as the senior member of the OEC;

ii.	faithfully and diligently perform such duties and exercise such powers as the Board may from time to time properly assign to or confer upon him insofar as such duties and powers are consistent with his position;

iii.	if and so long as the Board so directs (and the Executive agrees), perform and exercise such duties and powers on behalf of any Subsidiary and act as a director or other officer of any Subsidiary; provided, that (A) such duties are ancillary to his position with the Company, and (B) this Agreement shall not be assigned to any other Subsidiary at any time;

iv.	do all as is reasonably in his power to protect, promote, develop and extend the business interests and reputation of the Company, all at the expense of the Company (subject to compliance with Section 11);

v.	at all times and in all material respects (A) conform to and comply with (1) any lawful direction of the Board serving a reasonable business purpose and not inconsistent with this Agreement, (2) the provisions of the Company’s Certificate of Incorporation (as amended from time to time), and (3) the requirements of any relevant regulatory body or securities exchange governing the activities of the Company or any Subsidiary, and (B) conform to and so far as he is able to comply with the conditions to and terms of any license (the terms of which he is first made aware of by the Company) granted to the Company or any Subsidiary; and

vi.	prior to assuming any position as director, manager, general partner, officer or similar position with of any other business entity, (“Other Entity”), provide the Board with written notice specifying the nature of the expected engagement, the business activities in which the Other Entity is engaged; and the amount of time per month the Executive anticipates will be devoted to the activities of the Other Entity. The Executive shall not take on any such engagement with the Other Entity unless (i) he shall have confirmed to the Board in writing that the Other Entity has waived any obligation of Executive to disclose to it any Corporate Opportunities that may conflict with the Executive’s obligations pursuant to Section 4(a)(iii) hereof, and (ii) the Board shall have approved such engagement. In addition, in connection with any engagement of Executive by any Other Entity, either currently in existence or which may be authorized by the Board in the future, Executive shall provide to the Board (in writing if so requested) all information, explanations and assistance regarding the outside activities of Executive as the Board may lawfully require for any reasonable business purpose in connection with the business and affairs of the Company.

b.	Should the Company give notice to the Executive to terminate this Agreement pursuant to Section 13(b), the Company may, at any time during the continuance of the Executive’s employment after such notice is given, require the Executive not to attend work and/or not to undertake any or all of his duties and may assign other duties to him. During any such period where the Executive is required not to attend work and/or not to undertake any or all of his duties pursuant to Section 3(a), the Company:

i	shall not be obligated to provide the Executive with any work;

ii.	may require the Executive to resign as a director of the Company and of any Subsidiary; and

iii.	shall continue to pay to the Executive’s Salary and provide any other benefits to which he is contractually entitled, and the Executive shall remain bound by the terms and conditions of this Agreement (the Executive’s attention is particularly drawn to Section 12 below), provided, that the Executive shall not be subject to the limitations of Section 4(a)(i) or Section 4(b)(iv) hereof during the notice period.

4.	FURTHER OBLIGATIONS OF THE EXECUTIVE.

a.	(i) The Executive’s employment hereunder shall be non-exclusive; provided, however, that during his employment (A) the obligations of the Executive to the Company shall at all times constitute the primary business and professional obligation of the Executive; and (B) the Executive shall not without prior written consent of the Board (and subject to Section 3(a)(vi) hereof) serve on the board of directors of more than three companies, the common equity securities of which are traded publicly on any national securities exchange. The foregoing limitation shall not apply to those directorships held by the Executive in the Company or any Subsidiary. Subject to the restrictions set forth in Section 4(a)(ii) below, the Executive may be involved in or act as an officer, director, employee or other representative of any private company as he may in his sole discretion determine. For the avoidance of doubt, the Company further acknowledges that the Executive has not committed any specific time to the Company, and his outside activities will not be limited except by this Section 4(a)(i) and (a)(ii) below.

(ii) Notwithstanding the non-exclusive nature of the Executive’s employment hereunder, during his employment, and during a period of eighteen (18) months thereafter, the Executive shall not, directly or indirectly, (x) engage in any business which is directly competitive with any business conducted by the Company or any Subsidiary during his employment, in any geographic area in which such business was so conducted by the Company or any Subsidiary or (y) solicit or entice away or endeavor to solicit or entice away from the Company or any Subsidiary for the purposes of employment or engagement any person who on the date of the termination of the Executive’s employment is employed or engaged by the Company or any Subsidiary in a senior management capacity and with whom the Executive worked closely during the period of eighteen (18) months prior to the date of the termination of the Executive’s employment (whether or not such person would commit a breach of his contract of employment by so doing).

(iii) During his employment pursuant hereto, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive, or of which Executive becomes aware, which relate to the areas of business engaged in by the Company or its Subsidiaries at any time during the Executive’s employment by the Company (“Corporate Opportunities”). During the Executive’s employment, unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf or on behalf of another person or entity in or with respect to which Executive has any economic interest, or present such Corporate Opportunities to any business entity other than the Company, including, without limitation, any business entity which Executive serves as an officer or director.

b.	During his employment, the Executive:

i.	shall not directly or indirectly procure, accept or obtain for his own benefit (or for the benefit of any other person) any payment, rebate, discount, commission, voucher, gift, entertainment or other benefit (“Gratuities”)from any third party in respect of any business transacted or proposed to be transacted (whether or not by him) by or on behalf of the Company or any Subsidiary in violation of Company policies applicable to Gratuities;

ii.	shall observe the terms of any policy issued by the Company in relation to such Gratuities and any other bribery or corruption related laws which are relevant to the jurisdictions in which the Company or any Subsidiary does business;

iii.	shall immediately disclose and account to the Company for any such Gratuities received by him (or by any other person on his behalf or at his instruction); and

iv.	shall promptly disclose to the Board full details of any investment (of whatever sort) he makes in any business or company within the Company’s or any of its Subsidiaries’ areas of industry or sectors.

5.	REMUNERATION.

During his employment, the Executive will receive a Base Salary (“Salary”) and be eligible to receive incentive and equity (or equity-based) compensation and any other benefits to be determined annually by the Compensation Committee:

a.	Base Salary: The Company shall pay to the Executive Salary at the rate of eight hundred thousand U.S. dollars (US$800,000.00) per year. The Salary shall be payable in twelve (12) equal monthly installments per annum in arrears and shall be subject to review by the Compensation Committee annually but without any commitment to increase the Salary. For the avoidance of doubt, the Executive’s Salary (as may be increased from time to time) shall not be decreased during his employment pursuant to this Agreement.

b.	Short-term incentive (Bonus): The Executive’s target bonus will be not less than 120% of Executive’s annual Salary (such amount, the “Target Bonus”) and the Executive’s maximum annual bonus shall be up to two (2) times the Target Bonus (the “Maximum Annual Bonus”), the amount of and qualification thresholds for such Target Bonus to be established annually by the Compensation Committee. The annual bonus shall be consistent with the Company’s short term incentive plan (such plan or any other short term cash bonus plan the Company may adopt with respect to its senior executives, the “STIP”) and the award criteria applicable to other senior executives of the Company. Annual performance goals will be established by the Compensation Committee (following consultation with the Executive), and such goals, once final, will be communicated to the Executive as promptly as practicable after the start of the applicable year. Any annual bonus that becomes payable hereunder shall be paid to Executive within two and one-half months after the later of (i) the end of the applicable fiscal year, or (ii) the date such bonus amount is determined by the Compensation Committee.

c.	Long-term incentive plan: The Executive shall also be eligible to participate in any long-term incentive plan (“LTIP”) available to senior executives of the Company, provided that, except as provided in subsection (ii) below:

i.	the terms and conditions of awards to the Executive pursuant to an LTIP shall be consistent with the provisions of such LTIP as established by the Board of Directors, and with the vesting criteria applicable to other senior executives of the Company.

ii.	The number of shares or restricted stock units (“RSUs”) underlying the awards granted to the Executive pursuant to an LTIP with respect to any fiscal year shall be equal to the Executive’s Salary divided by the closing price of the Company’s common stock on its principal trading market (“Closing Price”) on the business day immediately preceding the date of grant; provided further, however, that the number of shares or RSUs to be granted to the Executive pursuant to an LTIP shall not exceed 50,000 in any fiscal year.

6.	SPECIAL SIGN-ON EQUITY GRANT

a.	Provisions of Special Sign-On Equity Grant. Upon the effectiveness of this Agreement as provided in Section 22 hereof, and in addition to the compensation of the Executive referred to elsewhere in this Agreement, the Company shall award the Executive one million (1,000,000) RSUs (the “Special Sign-on Equity Grant”), on the following terms:

i.	Time Based RSUs

1.	An aggregate of up to 375,000 RSUs shall vest as follows:

a.	225,000 RSUs will vest subject to the Service Requirement (defined below) on December 31, 2022;

b.	75,000 RSUs will vest subject to the Service Requirement on December 31, 2023; and

c.	75,000 RSUs will vest subject to the Service Requirement on December 31, 2024.

2.	As used herein, the “Service Requirement” shall mean that the Executive remains employed by the Company pursuant to this Agreement on the vesting date.

3.	Vesting in the case of death or a Change in Control shall be treated in accordance with subsection (b) of this Section 6.

ii.	Adjusted EBITDA Based RSUs

1.	An aggregate of 250,000 RSUs shall be Adjusted EBITDA Based RSUs, which may be earned based on the Company’s achievement of EBITDA Targets (as defined) and shall vest as described below. The Executive shall have the ability to earn 50,000 RSUs with respect to each of the calendar years 2020 through 2024 based on the Company achieving its annual Adjusted EBITDA targets (consistent with the Company’s STIP) (each target, the “EBITDA Target”); subject to the following conditions:

a.	In the event the Adjusted EBITDA with respect to a fiscal year is 70% or less of the EBITDA Target for such year, the Executive shall not earn any Adjusted EBITDA Based RSUs with respect to such fiscal year;

b.	In the event the Adjusted EBITDA with respect to a fiscal year is 100% or more of the EBITDA Target for such year, the Executive shall earn 50,000 Adjusted EBITDA Based RSUs with respect to such fiscal year;

c.	In the event the Adjusted EBITDA with respect to a fiscal year is greater than 70% but less than 100% of the EBITDA Target for such year, the number of RSUs that the Executive shall earn with respect to such fiscal year shall be determined by multiplying 50,000 times a fraction, the numerator of which shall be the percentage by which the Adjusted EBITDA for such year exceeds 70% of the EBITDA Target for such year, and the denominator of which shall be 30; for example, if the Adjusted EBITDA is 85% of the EBITDA Target, the number of RSUs that shall vest with respect to such fiscal year shall be 50,000 x 15/30, or 25,000 RSUs; and

d.	Any unearned Adjusted EBITDA Based RSUs with respect to any immediately prior fiscal year (“Prior Year Unearned RSUs”) may be earned in the subsequent fiscal year as follows:

i.	The Company shall first determine the percentage by which Adjusted EBITDA in the subsequent fiscal year exceeds the EBITDA Target for such subsequent fiscal year (“Subsequent Percentage”).

ii.	The Company shall then determine the percentage by which the Adjusted EBITDA for the prior fiscal year was less than 100% (“Prior Percentage Differential”).

iii.	If the Subsequent Percentage is equal to or greater than the Prior Percentage Differential, the Executive shall earn all Prior Year Unearned RSUs.

iv.	If the Subsequent Percentage is greater than zero but less than the Prior Percentage Differential, the Executive shall earn such fraction of the Prior Year Unearned RSUs as is equal to the Subsequent Percentage divided by the Prior Percentage Differential. For example, if the Subsequent Percentage is 15% and the Prior Percentage Differential is 20%, the Executive would earn 75% of the Prior Year Unearned RSUs.

e.	If Adjusted EBITDA for fiscal year 2020 exceeds the EBITDA Target for fiscal year 2020, the excess Dollar amount over the EBITDA Target for fiscal year 2020 shall be deemed to contribute to reaching the EBITDA Target for fiscal year 2021; the foregoing application of the excess over the fiscal year 2020 Target shall not apply to any other fiscal year.

2.	Determination as to the Adjusted EBITDA for each fiscal year from 2020 through 2024 shall be made by the Board or the Compensation Committee not later than 30 days following the date the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission with respect to such fiscal year.

3.	To the extent that the Executive earns Adjusted EBITDA Based RSUs for the fiscal years 2020, 2021 and 2022, such RSUs shall vest on December 31, 2022. To the extent that the Executive has earned Adjusted EBITDA Based RSUs for each of the fiscal years 2023 and 2024, such RSUs shall vest on December 31 of such years.

4.	Vesting in the case of death or a Change in Control shall be treated in accordance with subsection (b) of this Section 6.

iii.	Stock Price Based RSUs

1.	An aggregate of 375,000 RSUs shall be Stock Price Based RSUs, which shall be earned by meeting the stock price targets and the thresholds set forth below.

2.	The Stock Price Based RSUs shall vest based on the stock price of the Company’s common stock, subject to the satisfaction of the Stock Price Condition and the Maintenance Condition as described below.

a.	The Stock Price Condition is as follows:

i.	125,000 RSUs will vest (subject to the Maintenance Condition ) if the average Closing Price of the Company’s common stock for any consecutive 45 calendar day period following the date hereof shall be not less than 15% greater than the average Closing Price for the 30 calendar days prior to the Commencement Date (such average Closing Price, the “Base Price”);

ii.	an additional 125,000 RSUs will vest (subject to the Maintenance Condition) if the average Closing Price of the Company’s common stock for any consecutive 45 calendar day period following the date hereof shall be not less than 30% greater than the Base Price; and

iii.	an additional 125,000 RSUs will vest (subject to the Maintenance Condition) if the average Closing Price of the Company’s common stock for any consecutive 45 calendar day period following the date hereof shall be not less than 100% greater than the Base Price.

The foregoing stock prices are referred to as the “Stock Price Targets.”

b.	The Maintenance Condition is as follows: In order for any RSUs meeting the Stock Price Condition on or prior to December 31, 2022 to vest, the average Closing Price of the Company’s common stock for the entire period during the fourth quarter of calendar year 2022 (“Q42022”) must be not less than 60% of the respective Stock Price Targets. Therefore, (A) in order for the first 125,000 RSUs to vest with respect to meeting the Stock Price Condition for any period prior to December 31, 2022, the average Closing Price of the Company’s common stock for the entire period during the fourth quarter of calendar year 2022 must be not less than 9% above the Base Price; in order for the second 125,000 RSUs to vest with respect to meeting the Stock Price Condition for any period prior to December 31, 2022, the average Closing Price of the Company’s common stock for the entire period during the fourth quarter of calendar year 2022 must be not less than 18% above the Base Price; and in order for the third 125,000 RSUs to vest with respect to meeting the Stock Price Condition for any period prior to December 31, 2022, the average Closing Price of the Company’s common stock for the entire period during the fourth quarter of calendar year 2022 must be not less than 60% above the Base Price.

3.	Stock Price Based RSUs not theretofore vested by December 31, 2022 will vest immediately if the average Closing Price of the Company’s common stock for any consecutive 45 calendar day period during the period from January 1, 2023 until December 31, 2024 achieves the respective Stock Price Targets.

4.	Vesting in the case of death or a Change in Control shall be treated in accordance with subsection (b) of this Section 6.

iv.	Except as set forth herein, any Stock Price Based RSUs which have not vested on or prior to December 31, 2024 shall be forfeited.

b.	Conditions Relating to Death and Change in Control with Respect to the Special Sign-on Grant. Except as set forth in subsections (i), (ii) and (iii) hereof, should the employment of the Executive terminate for any reason on or before December 31, 2024, any Special Sign-on Equity Grant RSUs that have not vested prior to such date shall be forfeited.

i.	In the event of the death of the Executive prior to December 31, 2024, the estate of the Executive shall receive, in connection with the Special Sign-on Equity Grant:

1.	Time Based RSUs

(i) 75,000 Time Based RSUs for each full completed year prior to the date of death but which the Executive has not already received; and (ii) a percentage of 75,000 Time Based RSUs pro-rated based on the number of days he lived in the year of his death divided by 365;

2.	Adjusted EBITDA Based RSUs

(i) any Adjusted EBITDA Based RSUs that the Executive earned with respect to any fiscal year prior to the date of his death but which the Executive has not already received, and (ii) a percentage of 50,000 Adjusted EBITDA Based RSUs, pro-rated based on the number of days he lived in the year of his death divided by 365; and

3.	Stock Price Based RSUs

(i) any Stock Price Based RSUs which the Executive earned prior to the date of his death but which the Executive has not already received, and (ii) if the death of the Executive occurs on or before December 31, 2022, any Stock Price Based RSUs to which the Stock Price Condition but not the Maintenance Condition has been satisfied as of the date of his death.

ii.	In the event of a Change in Control on or prior to December 31, 2022, the Executive shall earn, to the extent not already earned:

1.	Time Based RSUs

(i) 75,000 Time Based RSUs for each full completed year 2020 and 2021 prior to the Change in Control; (ii) 75,000 additional Time Based RSUs, and (iii) a percentage of 75,000 Time Based RSUs , pro-rated based on the number of days prior to the Change in Control during such year divided by 365;

2.	Adjusted EBITDA Based RSUs

(i) any Adjusted EBITDA Based RSUs that the Executive earned for each full completed year 2020 and 2021 prior to the Change in Control, (ii) 50,000 additional Adjusted EBITDA Based RSUs, and (iii) a percentage of 50,000 Adjusted EBITDA Based RSUs pro-rated based on the number of days prior to the Change in Control during such year divided by 365; and

3.	Stock Price Based RSUs

Any Stock Price Based RSUs for which the Stock Price Condition is satisfied as of the date of the Change in Control, even if the Maintenance Condition has not been satisfied at such date.

4.	The RSUs in the foregoing clauses shall vest only upon the earliest of December 31, 2022, a Change in Control Termination Event, or the death of the Executive.

5.	If the Executive shall terminate employment on or prior to December 31, 2022 and such termination shall not constitute a Change in Control Termination Event, or the death of the Executive, all of the shares under the foregoing clauses shall be forfeited.

iii.	In the event of a Change in Control after December 31, 2022, the Executive shall earn, to the extent not already earned:

1.	Time Based RSUs

(i) any Time Based RSUs which have vested prior to the Change in Control which have not theretofore been received, (ii) 75,000 additional Time Based RSUs, and (iii) if the Change in Control occurs during such year, a percentage of 75,000 Time Based RSUs with respect to the year of the Change in Control, pro-rated based on the number of days prior to the Change in Control during 2023 divided by 365;

2.	Adjusted EBITDA Based RSUs

(i) any Adjusted EBITDA Based RSUs which the Executive earned with respect to any fiscal year prior to the Change in Control which have not theretofore been received, (ii) an additional 50,000 Adjusted EBITDA Based RSUs, and (iii) if the Change in Control occurs in 2023, a percentage of 50,000 Adjusted EBITDA Based RSUs, pro-rated based on the number of days prior to Change in Control during such year divided by 365;

3.	Stock Price Based RSUs

Any Stock Price Based RSUs which the Executive earned prior to the date a Change of Control which have not theretofore been delivered to the Executive.

4.	The RSUs in the foregoing clauses shall vest only upon the earliest of December 31, 2024, a Change in Control Termination Event, or the death of the Executive.

5.	If the Executive shall terminate employment prior to December 31, 2024 and such termination shall not constitute a Change in Control Termination Event, or the death of the Executive, all of the foregoing shares shall be forfeited.

7.	WAGE DEDUCTIONS AND WITHHOLDINGS. The Executive hereby authorizes the Company to deduct from his salary or any other sums due to him from the Company, any sums due from the Executive to the Company, including without limitation any overpayment of salary. Without limiting the generality of the foregoing, the Company or any Subsidiary may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes or contributions as may be required to be withheld pursuant to any applicable law or regulation.

8.	OTHER REIMBURSEMENTS.

a.	Private Medical Insurance. The Company will reimburse such entity as the Executive may direct for health care benefits and insurance such other entity provides and/or pays for the benefit of the Executive and his family during the Executive’s employment hereunder.

b.	Communications Equipment and Service. During the Executive’s employment hereunder, the Company will reimburse the Executive or such other entity as the Executive may direct for expenses relating to a mobile phone (iPhone or similar device) and any associated service contract for such mobile phone. In no event is the Company entitled to possess or review such device or any of its contents.

9.	DEATH IN SERVICE. The Company will endeavor to provide the Executive with life insurance based on the Company’s Group life insurance policy, the coverage being four times salary, subject always to this level of cover being permitted by the life insurance policy provider on reasonable commercial terms In the event that the Company’s Group life insurance carrier is unable to provide life insurance coverage for the Executive, the Company shall, at its election, self-insure the payment of such coverage or identify other life insurance alternatives which may be available to the Executive (it being understood that any such alternative shall be reasonably acceptable to the Company and the Executive and that Executive shall reasonably cooperate with any requests by the Company or any potential insurer with respect to any such insurance).

10.	EXPENSES.

a.	The Company shall, during his employment, reimburse the Executive in respect of all reasonable travelling accommodation, entertainment and other similar out-of-pocket expenses exclusively and reasonably incurred by him in or about the performance of his duties.

b.	Except where specified to the contrary, all expenses shall be reimbursed in accordance with the Company’s expense reimbursement policies applicable to other senior executives, subject to the Executive providing appropriate evidence (including receipts, invoices, tickets and/or vouchers as may be appropriate) of the expenditure in respect of which he claims reimbursement.

c.	During the Executive’s employment hereunder, the Company will reimburse the Executive, or such other entity as the Executive may direct, for the annual fee of one credit card of the Executive’s choice.

11.	INCAPACITY.

a.	Subject to his complying with the Company’s procedures relating to the notification and certification of periods of absence from work, the Executive shall continue to be paid his salary (inclusive of any statutory sick pay or social security benefits to which he may be entitled) during any period of absence from work due to sickness, injury or other incapacity up to a maximum of 26 weeks in aggregate in any period of 52 consecutive weeks.

b.	If any incapacity of the Executive shall be caused by an alleged action or wrong of a third party and the Executive shall decide to claim damages in respect thereof and shall recover damages for loss of earnings over the period for which salary has been or will be paid to him by the Company under Section 14(a), he shall account to the Company for any such damages for loss of earnings recovered (in an amount not exceeding the actual salary paid or payable to him by the Company under Section 14(a) in respect of the said period) less any costs borne by him in achieving such recovery. The Executive shall keep the Company advised of the commencement, progress and outcome of any such claim. If required by the Company (and on receipt of an indemnity from the Company for all the costs thereby incurred) the Executive shall use reasonable endeavors to recover such damages.

12.	INTELLECTUAL PROPERTY RIGHTS.

a.	The Executive and the Company foresee that he may make, discover and/or create Inventions, Authorship Rights or Works (as each of those terms are defined below) in the course of his duties under this Agreement and agree that the Executive has special obligations to further the interests of the Company. The Executive agrees to the terms set out in this Section 12 in consideration for the salary, bonus and benefits set out in Sections 5, 6, 10 and 11 above.

b.	If the Executive (whether alone or with others) shall at any time during the period of his employment with the Company make an invention (whether or not patentable) designed to be used in any line of business then conducted by the Company or any Subsidiaries (referred to in this Agreement as “Invention”) he shall promptly disclose to the Company full details of such Invention to enable the Company to assess it and to determine whether under the applicable law the Invention is the property of the Company; provided, that any Invention that does not belong to the Company shall be treated as confidential, and shall not be used or otherwise exploited, by the Company.

c.	If the Executive (whether alone or with others) shall at any time during the period of his employment with the Company create any documents, data, drawings, specifications, articles, computer programs, software (object or source code), equipment, network designs, business logic, notes, sketches, drawings, reports, modifications, tools, scripts or other items directly or indirectly in the course of his employment and that are designed for use in any line of business then conducted by the Company or any Subsidiaries in which the Executive is involved (“Works”), he shall promptly provide such Works to the Company and title in and to the tangible property of the Works shall immediately upon creation or performance vest in and shall be and remain the sole and exclusive property of the Company and the Executive hereby irrevocably and unconditionally assigns to the Company all right, title and interest in and to the same.

d.	If any copyright, design right (whether registered or unregistered) or database rights in the Works (together “Authorship Rights”) or any Invention belong to the Company, the Executive shall consider himself as a trustee for the Company in relation to all such Authorship Rights or Invention and shall, at the request and expense of the Company, do all things necessary to vest all rights, title and interest in such Authorship Rights or Invention in the Company or its nominee absolutely as legal and beneficial owner and to secure and preserve full patent, copyright, design right or other appropriate forms of protection therefor in any part of the world as the Company shall in its discretion think fit.

e.	If any Authorship Rights or Invention do not belong to the Company, the Company shall have the right to acquire for itself or its nominee the Executive’s rights in such Authorship Rights or Invention within three months after disclosure or provision pursuant to Section 12(b) or 12(c) of this Agreement (as applicable) or, if the Executive fails to disclose or provide documents or information pursuant to Section 12(b) or 12(c) of this Agreement (as applicable), the date on which the Company first has actual knowledge of the existence of such Authorship Rights or Invention, which acquisition shall be made on fair and reasonable terms to be agreed.

f.	The Executive shall give notice in writing to the Company promptly on becoming aware of any infringement or suspected infringement of any intellectual property rights in any Invention, Authorship Rights or Works which are owned by the Company, or which are acquired or to be acquired by the Company pursuant to Section 12(e). The Executive shall also notify the Company promptly on becoming aware of any infringement or suspected infringement of any other intellectual property rights which the Executive should reasonably believe to be vested in or owned by the Company or any Subsidiaries or of any use by or disclosure to a third party (which he should reasonably believe to be unauthorized by the Company) of any Confidential Information.

g.	Save for Section 12(f), rights and obligations under this Agreement shall continue in force after the termination of this Agreement in respect of each or each set of Invention, Authorship Rights or Works and shall be binding upon the Executive’s representatives.

h.	The Executive irrevocably waives any rights he may have under Chapter IV (Moral Rights) of the Intellectual Property (Copyright and Related Rights) Act 2005 and any corresponding rights under the applicable laws of any other jurisdiction in respect of all Authorship Rights owned by the Company, or acquired by the Company or to be acquired by the Company pursuant to Section 12(e).

i.	The Company acknowledges that as of the Commencement Date the Executive will own and/or hold rights in and to intellectual property that would, or could, otherwise constitute Inventions, Authorship Rights or Works, but were created, developed or acquired prior to the Commencement Date, and the Company agrees and acknowledges that none of such intellectual property or rights (nor, for the avoidance of doubt, any of Executive’s experience, knowledge and contacts in the gaming or other industries) shall constitute property or rights of the Company (and that the Executive shall not be deemed to have granted any right or license thereto hereunder or by mere service to the Company), and that the Executive shall be free to use and exploit such property or rights as he determines in his sole and absolute discretion. The Company further acknowledges that from and after the Commencement Date the Executive may create, develop or acquire Inventions, Authorship Rights or Works for use in businesses or activities outside the lines of business then conducted by the Company or any Subsidiary, and the Company agrees and acknowledges that it has no right, title or interest therein or any right or claim to prevent or restrict any such activity by or for the Executive.

j.	For the avoidance of doubt, and in light of the non-exclusive nature of this Agreement, the Executive’s contacts and calendar shall (anything in this Agreement to the contrary notwithstanding) at all times be the property of the Executive and not the Company, and shall not be required to be delivered to the Company on termination; provided that the Company shall be entitled to retain a copy of such contacts and calendar to the extent relevant to the business of the Company or any Subsidiary.

13.	CONFIDENTIALITY.

a.	In addition to the Executive’s common law obligations to keep confidential information secret, he must not disclose to any person, firm or company, otherwise than in the proper course of his duties or with the written consent of the Company, any trade secret or information of a confidential nature concerning the Company’s business or the business of any Subsidiary, or any client or prospective client of any of them including, but not limited to:

i	any trade secret or confidential or secret information concerning the business development, affairs, future plans, business methods, connections, operations, accounts, finances, organization, processes, policies or practices, designs, dealings, trading, software, or know-how relating to or belonging to the Company and/or to any Subsidiary or any of its suppliers, agents, distributors, clients or customers;

ii.	confidential computer software, computer-related know-how, passwords, computer programs, specifications, object codes, source codes, network designs, business processes, business logic, inventions, improvements and/or modifications relating to or belonging to the Company and/or any Subsidiary;

iii.	details of the Company’s or any Subsidiary’s financial projections or projects, prices or pricing strategy, advertising, marketing or development plans, product development plans or strategies, fee levels, commissions and commission structures, market share and pricing statistics, marketing surveys and research reports and their interpretation;

iv.	any confidential research, report or development undertaken by or for the Company or any Subsidiary;

v.	details of relationships or arrangements with, or knowledge of the needs or the requirements of, the Company’s or any Subsidiary’s actual or potential clients or customers;

vi.	information supplied in confidence by customers, clients or any third party to which the Company or any Subsidiary owes an obligation of confidentiality;

vii.	lists and details of contracts with the Company’s or any Subsidiary’s actual or potential suppliers;

viii.	information of a personal or otherwise of a confidential nature relating to fellow employees, directors or officers of and/or consultants to, the Company and/or any Subsidiary for which the Executive may from time to time provide services;

ix.	confidential information concerning, or details of, any competitive business pitches, and/or target details;

x.	any document or information marked as confidential on its face; or

xi.	any document or information which has been supplied to the Executive in confidence or which he has been informed is confidential or which he might reasonably be aware is confidential.

Any information of the sort described in this Section 13(a) which the Executive obtains or becomes aware of during the course of his employment under this Agreement or which, by virtue of the Executive’s position, it may reasonably be assumed he has obtained or become aware of during the course of his employment under this Agreement shall be “Confidential Information” for the purposes of this Agreement.

b.	The Executive undertakes to use his best endeavors (subject to payment by the Company of any expense reasonably incurred in so doing) to prevent unauthorized publication or disclosure to any third party of any Confidential Information (save as may be required by law or a duly authorized regulatory body).

c.	The provisions in Sections 13(a) and 13(b) shall continue to apply after termination of employment, howsoever arising, without any time limit. The provisions in Sections 13(a) and 13(b) shall not apply to any information or knowledge which (i) is or comes into the public domain other than through unauthorized disclosure of the Executive, (ii) is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive, or (iii) was already known to the Executive prior to the date hereof.

d.	Nothing in this Section 13 shall be construed or interpreted as preventing the Executive from making a disclosure pursuant to any applicable legal requirement or order of any court or other tribunal or regulatory body. In circumstances where the Executive feels it is necessary for him to make such a disclosure, he should, to the extent practical, first raise the issue with the Board, or if the Executive’s concerns relate to certain members of the Board, to an officer or officers of the Company whom he believes are not involved or implicated in the relevant matter.

e.	Nothing in this Agreement or otherwise shall prohibit the Executive from (i) reporting possible violations of federal or state law or regulation to any U.S. governmental agency or entity or self-regulatory organization (including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any U.S. agency Inspector General), or making other disclosures that are protected under the whistleblower provisions or other provisions of U.S. federal or state law or regulation, (ii) providing truthful testimony or statements to the extent, but only to the extent, required by applicable law, rule, regulation, legal process or by any court, arbitrator, mediator or administrative, regulatory, judicial or legislative body (including any committee thereof) with apparent jurisdiction (provided, however, that in such event, except as set forth in the foregoing clause (i) above or clause (iii) below, Executive will give the Company prompt written notice thereof prior to such disclosure so that the Company may seek appropriate protection for such information), (iii) reporting or disclosing information under the terms of the Company’s Reporting Suspected Violations of Law Policy or such similar policy as the Company may have in effect from time to time or (iv) disclosing information to the extent necessary to enforce the terms of this Agreement.

14.	TERMINATION OF EMPLOYMENT.

a.	Termination for Cause.

i.	The employment of the Executive may be terminated by the Company for Cause immediately upon written notice to the Executive. “Cause” shall mean any of the following:

1.	the Executive commits any material breach of the terms contained in this Agreement (after receiving prior written warning of the nature of such breach and having been given not less than thirty (30) days to cure such breach); or

2.	the Executive is guilty of any gross negligence or willful gross misconduct in connection with or affecting the business or affairs of the Company or any Subsidiary for which he is required to perform duties; or

3.	the Executive is convicted of, or pleads guilty or nolo contendere to, a felony or a misdemeanor that is a crime of moral turpitude (other than for a traffic-related offense); or

4.	an arbitrator, court of proper jurisdiction or governmental agency determines in a final order that the Executive has committed any material violation of the Company’s policy against sexual harassment;

5.	the Executive commits or has committed any material breach of this Agreement that has a material adverse effect on the Company.

ii.	No act or omission to act by Executive shall be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company.

iii.	Upon a termination of the Executive’s employment pursuant to this Section 14(a), neither the Company nor any of the Subsidiaries, shall be under any further obligation to the Executive, except the Company’s obligation to pay (A) all accrued but unpaid salary to the date of termination (to be paid within 30 days following such termination, less all applicable deductions), (B) any earned and vested benefits and payments pursuant to the terms of any benefit or incentive plan or arrangement or award for the benefit of the Executive (including without limitation the reimbursements required by Section 8 above), (C) all unreimbursed business expenses incurred and properly submitted in accordance with applicable Company policies; and (D) other benefits contractually due to the Executive (or an amount equal to the cash value thereof), which payments and benefits described in subsections (A) through (D) are referred to herein as the “Accrued Benefits”).

b.	Termination at the Discretion of the Company.

i.	Except in the case of “Cause”, the Company may at its absolute discretion elect to terminate the employment of the Executive by giving the Executive not less than 90 days’ written notice of such termination (the date of such termination, the “Discretionary Notice Termination Date”). Upon a termination of the Executive’s employment at the discretion of the Company pursuant to this Section 14(b), the Executive shall receive:

1.	the Accrued Benefits;

2.	Salary from the Discretionary Notice Termination Date through the earlier of (A) eighteen (18) months following the Discretionary Notice Termination Date or (B) the Contract Termination Date, payable in accordance with the Company’s then current payroll practice;

3.	Eighteen (18) months (not to exceed the remaining months until the Contract Termination Date) of Target Bonus; and

4.	a bonus for the year in which the termination occurred, equal to Target Bonus for such year multiplied by a fraction, the numerator of which shall be the number of days the Executive was employed by the Company prior to the Discretionary Notice Termination Date and the denominator of which shall be 365, payable in accordance with the STIP with respect to such fiscal year; in the event that, at the date the Company provided written notice of the discretionary termination to the Executive, the Target Bonus has not yet been established for such year, the Target Bonus shall be equal to the Target Bonus for the preceding fiscal year.

ii.	Notwithstanding Section 14(b)(i)(2) and (i)(3) above, if the termination pursuant to this Section 14(b) constitutes a Change in Control Termination Event, the Executive shall receive Salary from the Discretionary Notice Termination Date through the earlier of (A) thirty (30) months following the Discretionary Notice Termination Date or (B) the Contract Termination Date, payable in accordance with the Company’s then current payroll practice and (B) thirty (30) months of Target Bonus (not to exceed the remaining months until the Contract Termination Date).

iii.	Any equity or equity-based award (excluding the Special Sign-on Equity Grant) which has not been fully vested as of the Discretionary Notice Termination Date (including any award under the LTIP), shall not be forfeited but shall remain outstanding subject to potential future vesting subject to the time, performance or other conditions to vesting specified in such award.

iv.	The rights of Executive with respect to the Special Sign-on Equity Grant shall be as specified in Section 6 hereof.

c.	Termination by the Executive for Good Reason.

i.	The Executive may terminate his employment at any time for Good Reason by giving written notice to the Company of his good faith belief that an event constituting Good Reason has occurred (without the Executive’s consent), and setting forth the basis for such belief, within 90 days of such notice (the termination date, the “Good Reason Termination Date”); provided, however, that no termination for Good Reason shall occur if, prior to the Good Reason Termination Date, the Company has cured the condition giving rise to the Good Reason. Nothing herein shall be deemed to prevent the Company from contesting Good Reason pursuant to Section 15 hereof or otherwise. Upon the Company providing written notice to the Executive of its contesting Good Reason, the Good Reason Termination Date shall be deferred until the dispute is resolved pursuant hereto. It shall be a condition to the Executive receiving the benefits described in clause (iii) below that the Executive shall, not less than seven (7) days prior to the Good Reason Termination Date, execute a release of the Company, in form and substance reasonably satisfactory to the Board, which release shall remain in full force and effect at the Good Reason Termination Date.

ii.	“Good Reason” shall mean any of the following : (A) a material reduction in Executive’s titles, duties or authorities (including reporting responsibilities); (B) removal of the Executive from, or failure of the Board or the Board’s nominating committee to nominate Executive for election or re-election to the Board; (C) a material reduction in the Executive’s salary; (D) any significant relocation of the Executive’s principal office; or (E) a material breach of this Agreement by the Company.

iii.	Upon a termination of the Executive’s employment by the Executive for Good Reason pursuant to this Section 14(c), the Executive shall receive from the Company the amounts set forth in Section 14(b)(i) (and, if applicable Section 14(b)(ii)), but substituting “Good Reason Termination Date” for “Discretionary Notice Termination Date”.

iv.	Any equity or equity-based award (excluding the Special Sign-on Equity Grant) which has not been fully vested as of the Good Reason Termination Date (including any award under the LTIP), shall not be forfeited but shall remain outstanding subject to potential future vesting subject to the time, performance or other conditions to vesting specified in such award, and subject to any applicable clawback provisions.

v.	The rights of Executive with respect to the Special Sign-on Equity Grant shall be as specified in Section 6 hereof.

d.	Death of the Executive. In the event of the death of the Executive during the term hereof, the estate of the Executive shall receive the compensation provided for herein; provided that the estate shall comply with the provisions of clause (e) hereof to the extent requested by the Company.

e.	Upon the termination of his employment (for whatever reason and howsoever arising), the Executive:

i.	shall not take away, conceal or destroy but shall immediately deliver up to the Company all documents (which expression shall include but without limitation notes, memoranda, correspondence, drawings, sketches, plans, designs and any other material upon which data or information is recorded or stored) produced during the course of his employment with the Company relating to the business or affairs of the Company or any Subsidiary or any of their clients, customers, shareholders, employees, officers, suppliers, distributors and agents together with any other property belonging to the Company or any Subsidiary which may then be in his possession or under his control;

ii.	shall at the request of the Board immediately resign without claim for compensation from office as a director of any Subsidiary and from any other office held by him in the Company or any Subsidiary (but without prejudice to any claim he may have for damages for breach of this Agreement or otherwise) and in the event of his failure to do so the Company is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign and deliver such resignations; and

iii.	shall immediately repay all outstanding debts or loans due to the Company or any Subsidiary and the Company is hereby authorized to deduct from any amount owed to the Executive a sum in repayment of all or any part of any such debts or loans.

iv.	If the Executive is involved in any pending or potential litigation, investigation or regulatory or administrative proceeding (each a “Proceeding”) to which the documents the Executive previously delivered to the Company pursuant to Section 13 hereof may relate, the Company shall provide the Executive with access to such documents to the extent they are potentially related to the Proceeding.

15.	ARBITRATION. The parties agree that all claims, disputes, and/or controversies arising under this Agreement and/or related to the Executive’s employment hereunder or the termination of such employment (whether or not based on contract, tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act, and/or the Americans with Disabilities Act), shall be resolved exclusively through mediation/arbitration by JAMS, in the County of New York in the State of New York, in accordance with the JAMS Rules and Procedures for Mediation/Arbitration of Employment Disputes; provided, however, that in the event that the Company alleges that the Executive is in breach of any of the provisions contained in Sections 4(a)(ii), 12 or 13 of this Agreement, the Company shall not be exclusively required to submit such dispute to mediation/arbitration. In such event, the Company may, at its option, seek and obtain from any court having jurisdiction, injunctive or equitable relief, in addition to pursuing at arbitration all other remedies available to it (including without limitation any claims for relief arising out of any breach of Sections 4(a)(ii), 12 or 13 of this Agreement). In the event that the Company chooses to bring any such suit, proceeding or action for injunctive or equitable relief in an appropriate court, the Executive hereby waives his right, if any, to trial by jury, and hereby waive his right, if any, to interpose any counterclaim or set-off for any cause whatever and agree to arbitrate any and all such claims.

16.	STOCKHOLDERS’ AGREEMENT. Anything in this Agreement to the contrary notwithstanding, the respective rights and obligations of the Executive and the Company hereunder shall at all times be subject to the terms and conditions of, and shall in no way derogate from and rights of the Executive under, that certain Stockholders’ Agreement dated as of December 23, 2016, by and among the Company, Hydra Industries Sponsor LLC, MIHI LLC, and the Vendors named therein, as such agreement may be amended from time to time.

17.	PARACHUTE PAYMENTS.

a.	Notwithstanding anything to the contrary contained in this Agreement, to the extent that any amount, stock option, restricted stock, RSUs, other equity awards or benefits paid or distributed to the Executive pursuant to this Agreement or any other agreement or arrangement between the Company and the Executive (collectively, the “280G Payments”) (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this Section 16, would be subject to the excise tax imposed by Section 4999 of the Code, then the 280G Payments shall be payable either (i) in full or (ii) in such lesser amount which would result in no portion of such 280G Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income or excise taxes (including the excise tax imposed by Section 4999) results in the Executive’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Executive and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by an independent public accountant selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section, as well as any reasonable legal or accountant expenses, or any additional taxes, that the Executive may incur as a result of any calculation errors made by the Accountant and/or the Company in connection with the Code Section 4999 excise tax analysis contemplated by this Section.

b.	Additional 280G Payments. If the Executive receives reduced 280G Payments by reason of this Section 17 and it is established pursuant to a final determination of the court or an Internal Revenue Service proceeding that the Executive could have received a greater amount without resulting in an excise tax, then the Company shall promptly thereafter pay the Executive the aggregate additional amount which could have been paid without resulting in an excise tax as soon as practicable.

c.	Review of Accountant Determinations. The parties agree to cooperate generally and in good faith with respect to (i) the review and determinations to be undertaken by the Accountants as set forth in this Section 17 and (ii) any audit, claim or other proceeding brought by the Internal Revenue Service or similar state authority to review or contest or otherwise related to the determinations of the Accountants as provided for in this Section 17, including any claim or position taken by the Internal Revenue Service that, if successful, would require the payment by the Executive of any additional excise tax, over and above the amounts of excise tax established under the procedure set forth in this Section 17.

d.	Order of 280G Payment Reduction. The reduction of 280G Payments, if applicable, shall be effected in the following order (unless the Executive, to the extent permitted by Section 409A of the Code (“Code Section 409A”), shall elect another method of reduction by written notice to the Company prior to the Section 280G event): (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity awards not subject to Code Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Code Section 409A as deferred compensation.

18.	NOTICES.

All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

(a)	If to the Company:

Inspired Entertainment, Inc.

250 West 57th Street, Suite 2223

New York, New York 10107

Attention: Secretary

Telecopy:

with a copy (which shall not constitute notice) to:

Douglas Ellenoff, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Telecopy: (212)370-7889

(b)	If to the Executive:

A. Lorne Weil

c/o Inspired Entertainment, Inc.

250 West 57th Street,

Suite 2223

New York, New York 10107

Telecopy:

with a copy (which shall not constitute notice) to:

____________

____________

____________

Telecopy:

or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three (3) days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of delivery) or at such time as delivery is refused by the addressee upon presentation.

19.	MISCELLANEOUS.

a.	The Executive hereby confirms that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any Court Order, contract or of any other obligation legally binding upon him.

b.	Any benefits provided by the Company to the Executive or his family which are not expressly referred to in this Agreement shall be regarded as ex-gratia benefits provided at the entire discretion of the Company and shall not form part of the Executive’s contract of employment.

20.	SECTION 409A.

a.	The intent of the parties hereto is that payments and benefits under this Agreement are either exempt from or comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to that end; provided, that no such interpretation shall be used to diminish the Executive’s rights and entitlements hereunder to any payment or benefit which is not subject to Code Section 409A.

b.	If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and the Executive is a “specified employee” as defined in Code Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Executive’s date of termination or, if earlier, the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

c.	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Code Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

d.	All reimbursements for expenses under Section 10 of this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

e.	Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

f.	If under this Agreement, an amount is paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

21.	DEFINITIONS AND INTERPRETATION.

a.	In this Agreement unless the context otherwise requires the following expressions have the following meanings:

i.	“Adjusted EBITDA” means net income or loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments. Such additional excluded amounts include stock-based compensation, U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earn-out liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments shall be made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring and integration, (2) merger and acquisition costs, (3) impairment expense and (4) gains or losses not in the ordinary course of business. Notwithstanding the foregoing definition, the Compensation Committee may determine, in its sole discretion, to revise the definition of Adjusted EBITDA from time to time.

ii.	“Board” means the Board of Directors of the Company;

iii.	“Change in Control” shall be deemed to have occurred if:

1.	any “person”, as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (C) any corporation owned, directly or indirectly, by the stockholders of the Company (in substantially the same proportion as their ownership of shares), (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Parent representing 50% or more of the combined voting power of the Company’s then outstanding voting securities;

2.	there is consummated a merger or consolidation of the Company with any other entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (A) above), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

3.	there is consummated a transaction or series of related transactions which results in the sale or transfer of all or a majority of the assets of the Company and its subsidiaries taken as a whole (determined based on value);

provided, however, that, solely to the extent necessary to comply with, or avoid adverse tax consequences under, Code Section 409A, none of the foregoing events shall be deemed to be a “Change in Control” unless such event constitutes a “change in control event” within the meaning of Code Section 409A;

iv.	“Change in Control Termination Event” means the Executive’s employment or other services are terminated at the discretion of the Company pursuant to Section 14(b) hereof or by the Executive for Good Reason pursuant to Section 14(c) hereof, in either case within the twenty four (24) month period immediately following a Change in Control; provided that for purposes of the Special Sign-on Equity Grant, shall refer to a termination following a Change in Control at any time pursuant to Sections 14(b) or 14(c).

v.	“Code” means the U.S. Internal Revenue Code of 1986, as amended;

vi.	“Compensation Committee” means the compensation committee of the Board;

vii.	“Control” means, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of shares or securities, partnership interests or other ownership interests, by contract, by membership or involvement in the board of directors, management committee or other management structure of such person, or otherwise and “Controlled” shall be construed accordingly; and

viii.	“Subsidiary” means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified person from time to time, and unless otherwise specifically provided herein, shall include a subsidiary of the Company included in the consolidated financial statements of the Company and any subsidiary not consolidated or 50 percent or less owned person with respect to which the Company exercises Control.

b.	References in this Agreement to Sections are to sections in this Agreement.

c.	References in this Agreement to statutes or regulations shall include any statute or regulation modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted or extended by the same. Headings are for ease of reference only and shall not be taken into account in the construction of this Agreement. Words importing the singular number shall include the plural and vice versa and words importing the masculine shall include the feminine and neuter and vice versa

d.	This Agreement contains the entire understanding between the parties and supersedes all (if any) subsisting agreements, arrangements and understandings (written or oral) relating to the employment of the Executive which such agreements, arrangements and understandings shall be deemed to have been terminated by mutual consent. The Executive acknowledges that he has not entered into this Agreement in reliance on any warranty, representation or undertaking which is not contained in or specifically incorporated in this Agreement. This Agreement may not be amended or terminated orally, but only by a writing executed by the parties hereto.

e.	The various sections and sub-sections of this Agreement are severable and if any Section or Sub-Section or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining sections or sub-sections or identifiable parts thereof in this Agreement. The Company and Executive agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

f	The substantive laws of the State of New York in the United States shall govern this Agreement. Executive acknowledges that there is no adequate remedy at law for any breach or threatened breach of the provisions of Sections 13 and 15 of this Agreement and that, in addition to any other remedies to which it or he may otherwise be entitled as a matter of law, the Company shall be entitled to injunctive relief in the event of any such breach or threatened breach.

g.	The Company and Executive hereby consent to the exclusive jurisdiction of the federal and state courts in the State of New York, irrevocably waive any objection it or he may now or hereafter have to laying of the venue of any suit, action, or proceeding in connection with this Agreement in any such court, and agree that service upon it shall be sufficient if made by registered mail, and agree not to assert the defense of forum non conveniens.

22.	CONDITIONS TO THE EFFECTIVENESS OF THIS AGREEMENT. Notwithstanding anything to the contrary set forth herein, the effectiveness of this Agreement shall be subject to the approval of Agreement by the stockholders of the Company at the Annual Meeting of Stockholders to be held in 2020, or at such other meeting of the stockholders as the Board may determine. Upon approval, the Agreement shall be deemed effective retroactive to the Commencement Date. In the event the stockholders do not approve the Agreement, the Agreement shall be deemed not to have become effective, and the Prior Agreement shall remain in force in accordance with its terms. The failure to obtain such approval by the stockholders shall not be deemed to affect in any way the authority of the Compensation Committee and the Board of Directors with respect to discretionary matters relating to the compensation of the Executive.

23.	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

INSPIRED ENTERTAINMENT, INC.

By:	/s/ Steven M. Saferin

Name:	Steven M. Saferin

Title:	Chairman, Compensation Committee

EXECUTIVE

/s/ A. Lorne Weil	January 31, 2020
A. Lorne Weil